Exhibit 99.1

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

October 1, 2012

Dear Stockholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Stockholders of U.S. Home Systems, Inc. to be held on October 26, 2012. Your vote is important and your participation is requested at this important special meeting.

On August 6, 2012, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), with THD At-Home Services, Inc., a Delaware corporation (“Parent”), which is a direct, wholly-owned subsidiary of The Home Depot, Inc. (“The Home Depot”), and Umpire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger (the “merger”) of Merger Sub with and into the Company with the Company being the surviving corporation. Following the merger, the Company will cease to be a publicly traded company and will be a wholly-owned subsidiary of Parent.

If the merger is completed, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the merger, with certain exceptions set forth in the proxy statement, will be converted into the right to receive $12.50 in cash, without interest and less any applicable withholding taxes (the “merger consideration”).

At the special meeting, stockholders are being asked to consider and vote on (a) a proposal to adopt the merger agreement, (b) a proposal to approve, on a nonbinding, advisory basis, the “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission) that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as described in the proxy statement, and (c) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

After careful consideration, the board of directors of the Company has unanimously approved the merger agreement and the merger and declared the merger agreement and the merger to be advisable, fair to and in the best interests of the Company and its stockholders. The board of directors of the Company unanimously recommends that all stockholders vote “FOR” the approval of the proposal to adopt the merger agreement, “FOR” the approval, on a nonbinding, advisory basis, of the proposal regarding “golden parachute” compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. Please vote by telephone, via the Internet or please sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided to you.

On behalf of your board of directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Murray H. Gross
Murray H. Gross
Chairman of the Board, President
and Chief Executive Officer

You may use one of the following simple methods to promptly provide your voting instructions:

1.	Vote by Internet: Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the proxy card or voting instruction form ready and follow the online instructions.

2.	Vote by Telephone: Call the toll-free number listed on your proxy card or voting instruction form. Have your control number listed on the proxy card or voting instruction form ready and follow the simple instructions.